UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant 

Check the appropriate box:

☑	Preliminary Proxy Statement		Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
	Definitive Proxy Statement
	Definitive Additional Materials
	Soliciting Material Pursuant to §240.14a-12

DYNAMICS RESEARCH CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

	Fee paid previously with preliminary materials.


Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Two Tech Drive
Andover, Massachusetts 01810
April 14, 2011

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of Shareholders of Dynamics Research Corporation, to be held at 2:00 p.m., Eastern Daylight Time, on Wednesday June 1, 2011 at the offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts.

This booklet includes the formal notice of the meeting as well as the proxy statement. The proxy statement gives you information about the formal items of business to be voted on at the meeting and other information relevant to your voting decisions.

As we did last year, we are providing our Shareholders access to the proxy materials and our 2010 annual report over the internet. This allows us to provide you with the annual meeting information you need in a fast and efficient manner, while lowering the printing and delivery costs to us. On or about April 21, 2011, we will mail to Shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2010 annual report online and how to vote online. If you receive such a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. However, the Notice contains instructions on how to request to receive printed copies of these materials and a proxy card by mail.

Your vote is very important to us. Regardless of the number of shares you own, please vote. You can vote your shares by internet, toll-free telephone call, or, if you request that the proxy materials be mailed to you, by completing, signing and returning the proxy card enclosed with those materials. Please see page 1 of the proxy statement for more detailed information about your voting options.

Very truly yours,

James P. Regan
Chairman, President and Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	2:00 p.m., Eastern Daylight Time, Wednesday, June 1, 2011

Place:	The offices of Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110

Record Date:	Shareholders at the close of business on April 8, 2011 are entitled to vote.

Matters to be Voted upon:
• Election as Class III directors to serve for a three-year term expiring at the 2014 annual meeting of Shareholders; and

• Approval, by a non-binding advisory vote, of our executive compensation; and

• A recommendation, by a non-binding advisory vote, for the frequency of advisory votes on our executive compensation; and

• Any other business that may properly come before the meeting.

 Whether or not you plan to attend the meeting, we encourage you to vote as promptly as possible by the internet or by telephone.  If you request a printed copy of the proxy materials, you may complete and return by mail the proxy or voting instruction card you will receive in response to your request, or you can vote by the internet or by telephone.  If you attend the meeting and wish to change your vote, you can do so by voting in person at the meeting.

By order of the Board of Directors,

April 14, 2011	Richard A. Covel
Secretary

Two Tech Drive
Andover, Massachusetts 01810

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS

to be held at 2:00 p.m., Eastern Daylight Time, on Wednesday, June 1, 2011
at the offices of Nixon Peabody, 100 Summer Street, Boston, Massachusetts 02110

We are furnishing this proxy statement to our Shareholders in connection with the solicitation of proxies by our board of directors for the 2011 annual meeting of Shareholders to be held on June 1, 2011 and any adjournment or postponement of the meeting. Our 2010 annual report accompanies this proxy statement.

This proxy statement and the 2010 annual report are being made available on our website at www.drc.com or mailed to Shareholders who have requested paper copies on or about April 21, 2011. Other information on our website does not constitute part of this proxy statement.

This proxy statement contains important information for you to consider when deciding how to vote.
Please read this information carefully.

VOTING AND THE MEETING

What is the purpose of this meeting?

This is the annual meeting of the Company’s Shareholders. At the meeting, we will be voting upon:

•	Election as Class III directors to serve a three-year term expiring at the 2014 annual meeting of Shareholders; and

•	Approval, by a non-binding advisory vote, of our executive compensation; and

•	A recommendation, by a non-binding advisory vote, for the frequency of advisory votes on our executive compensation; and

•	Any other business that may properly come before the meeting.

Your board strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early through the internet, by telephone, or by a proxy helps ensure that we receive a quorum of shares necessary to hold the meeting.

After the meeting is over, the Shareholders will be given the opportunity to ask questions of our executives and directors present at the meeting.

How do proxies work?

Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the meeting in the way you instruct and, with regard to any other business that may properly come before the meeting, as they think best.

Who may vote?

Common stock Shareholders of Dynamics Research Corporation whose shares are recorded directly in their names in our stock register (“Shareholders of record”) at the close of business on April 8, 2011 may vote their shares on the matters to be acted upon at the meeting. Beneficial owners who hold shares of our common stock in “street name,” that is, through an account with a bank, broker, or other holder of record, as of such date may direct the holder of record how to vote their shares at the meeting by following the instructions for this purpose that the street name holders will receive from the holder of record.

A list of Shareholders entitled to vote at the meeting will be available for examination at our principal executive offices located at Two Tech Drive, Andover, MA 01810 for a period of at least 10 days prior to the meeting and during the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

How do I vote?

If you are a Shareholder of record or a beneficial owner, you may vote in one of the following four ways:

By the internet

For Shareholders of record go to www.voteproxy.com and for beneficial owners go to www.proxyvote.com, 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the Notice of Internet Availability of Proxy Materials or proxy card that is sent to you. The internet voting systems allow you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on May 31, 2011.

By telephone

If you are a Shareholder of record, on a touch-tone telephone, call toll-free 1-800-776-9437, 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the Notice of Internet Availability of Proxy Materials or proxy card that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on May 31, 2011.  For beneficial owners, a toll-free telephone number will be provided to you by your bank, broker or other holder of record.

By mail

If you are a Shareholder of record and you elect to receive your proxy materials by mail, you can vote by marking, dating, and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you are a beneficial owner and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker, or other holder of record. You should mail the proxy card or voting instruction in time to allow delivery prior to the meeting. For your vote to be counted, it must be received and processed no later than May 31, 2011.  Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.

At the annual meeting

Whether you are a Shareholder of record or a beneficial owner, you may vote your shares at the annual meeting if you attend in person. See “What do I need to bring with me in order to attend the annual meeting?” below.

Even if you plan to attend the annual meeting, we encourage you to vote over the internet or by telephone prior to the meeting. It is fast and convenient, and it saves us significant postage and processing costs. In addition, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

Why haven’t I received a printed copy of the proxy materials and 2010 annual report?

On or about April 21, 2011, we will mail a Notice of Internet Availability of Proxy Materials to our Shareholders who have not previously requested electronic access to our proxy materials or the receipt of paper proxy materials advising them that they can access this proxy statement, the 2010 annual report, and voting instructions over the internet at www.voteproxy.com for Shareholders of record and at www.proxyvote.com for beneficial owners. You may then access these materials and vote your shares over the internet or by telephone. The notice contains a 12-digit control number that you will need to vote your shares over the internet or by telephone. Please keep the notice for your reference through the meeting date.

Alternatively, you may request that a printed copy of the proxy materials be mailed to you or an electronic copy of the proxy materials e-mailed to you. If you are a Shareholder of record and want to receive a paper copy or electronic copy of the proxy materials, you may request one over the internet at www.voteproxy.com, by calling toll-free 1 (888) 776-9962, or by sending an e-mail to info@amstock.com.  For beneficial owners, a paper copy or electronic copy of the proxy materials can be requested over the internet at www.proxyvote.com, by calling toll-free 1 (800) 579-1639, or by sending an e-mail to sendmaterial@proxyvote.com.  There is no charge to you for requesting a copy.  Please make your request for paper copies on or before May 23, 2011 or for electronic copies on or before May 26, 2011 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, we will continue to send these materials to you by e-mail unless you change your election.

Additionally, we will deliver free of charge, promptly upon request, a copy of our proxy statement and 2010 annual report to any Shareholder requesting a copy.  Requests should be directed to the Treasurer’s Office, Dynamics Research Corporation, Two Tech Drive, Andover, MA 01810.

How do I revoke my proxy?

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a later vote by internet or telephone;
•	Submitting a new proxy card or voting instruction form with a later date;
•	Notifying the Company before the meeting by writing to the Corporate Secretary, Dynamics Research Corporation, Two Tech Drive, Andover, MA 01810; or
•	Voting in person at the meeting.

Attendance at the meeting will not revoke a proxy unless the Shareholder actually votes in person at the meeting.

How will a quorum be determined?

The holders of a majority of shares of our common stock outstanding on April 8, 2011, the record date, must be present at the meeting, either in person or by proxy, to constitute a quorum. A quorum is necessary before any business may be conducted at the meeting. If a quorum is not present at the meeting, the meeting may be adjourned from time to time until a quorum is present.

As of the record date, 10,100,845 shares of our common stock were outstanding and entitled to vote. Each share has one vote. The Notice of Internet Availability of Proxy Materials that is sent to you, or the proxy card or voting instruction form that is included in the proxy materials mailed to you if you have requested delivery by mail, will show the number of shares that you are entitled to vote.

If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you withhold authority to vote, abstain, or fail to provide voting instructions on any of the proposals listed on the proxy card. If your shares are held in the name of a nominee and you do not tell the nominee how to vote your shares, these shares also will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. See “What is a ‘broker non-vote?’” below.

What is a ‘broker non-vote?’

Certain banks, brokers, and other registered holders that are bound by the rules of the New York Stock Exchange who do not receive voting instructions from their clients may have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but may not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”

What are the voting requirements that apply to the proposals discussed in this proxy statement?

Proposal		Vote Required	Discretionary Voting Allowed?
1.	Election of Class III Directors	Plurality	No
2.	Advisory Vote on Executive Compensation	Majority	No
3.	Advisory Vote on Frequency of Advisory Vote on Executive Compensation	Plurality	No

A “plurality” means, with regard to the election of directors that the two nominees for director receiving the greatest number of “for” votes from our shares entitled to vote will be elected. A “plurality” with regard to the advisory vote on the frequency of the Shareholder vote on executive compensation means that the option (every one, two or three years) receiving the greatest number of “for” votes will be considered the frequency recommended by Shareholders.

A “majority” means that a proposal receives a number of “for” votes that is a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting.

“Discretionary voting” occurs when a bank, broker, or other holder of record who is not permitted to vote on discretionary matters does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which such bank, broker, or other holder of record is permitted to vote. As noted above, when banks, brokers, and other holders of record are not permitted to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes.”

Although the advisory votes on Proposals 2 and 3 are non-binding, as provided by law, our board will review the results of the votes and will take the results into account in making a determination concerning executive compensation and the frequency of such advisory votes.

What is the effect of withhold authority votes, abstentions, and broker non-votes?

Shares subject to instructions to withhold authority to vote on the election of directors will not be voted. This will have no effect on the election of directors because, under plurality voting rules, the two director nominees receiving the highest number of “for” votes will be elected.

Under Massachusetts law (under which the Company is incorporated), abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as a vote “against” our executive compensation program. Because the voting requirement applicable to the frequency of the Shareholder vote for our executive compensation program is a plurality of the shares voted on the various options, an abstention with regard to this proposal will have no effect on the outcome of the vote.

As a result of a change in rules related to discretionary voting and broker non-votes, certain banks, brokers, and other record holders that are bound by the rules of the New York Stock Exchange are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors or on executive compensation program matters.  Because broker non-votes are not considered under Massachusetts law to be entitled to vote at the meeting, they will have no effect on the outcome of the vote on the election of directors or the advisory vote on the frequency of the Shareholder vote on our executive compensation. As a result, if you hold your shares in street name and you do not instruct your bank, broker, or other such holder how to vote your shares in the election of directors and on the two advisory votes related to our executive compensation, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted.

How do the directors of the Company recommend that I vote?

The board of directors unanimously recommends that you vote:

•	FOR the election of James P. Regan and Richard G. Tennant to serve as Class III directors of the Company for terms expiring in 2014;

•	FOR the approval of our executive compensation;

•	FOR EVERY YEAR with regard to the frequency of the Shareholder vote to approval our executive compensation;

What if other matters come up at the meeting?

The Company is not aware, as of the date of this proxy statement, of any other matters to be voted on at the meeting. If any other matters are properly brought before the meeting for a vote, all shares represented at the meeting will be voted in our discretion on such matters to the extent a proxy is granted.

How are my shares voted if I give no specific instruction?

We must vote your shares as you have instructed. If there is a matter on which a Shareholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted “for” each of the nominees for director listed in this proxy statement, “for” the approval of the Company’s executive compensation, and “for every year” with regard to the frequency of the Shareholder vote to approve our executive compensation. This authorization would exist, for example, if a Shareholder of record merely signs, dates, and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals. For street name holders, see “What is a ‘broker non-vote?’” regarding the ability of banks, brokers, and other holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion and regarding broker non-votes.

Are votes confidential? Who counts the votes?

We will hold the votes of all Shareholders in confidence from directors, officers, and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;
•	in case of a contested proxy solicitation;
•	to allow the independent inspectors of election to certify the results of the vote; or
•	if you write comments to us on the proxy card or voting instruction form.

We have retained American Stock Transfer & Trust Company, LLC as our independent agent to receive and tabulate the votes. Additionally, appointed officers of the Company will serve as inspectors of election to determine the existence of a quorum and the validity of proxies and ballots, to certify the voting results and to perform any other acts required under Massachusetts law.

What do I need to bring with me in order to attend the annual meeting?

If you are a Shareholder of record, you will need to bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any proxy card that is sent to you.

If you own shares held in street name, bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your bank, broker, or other record holder indicating that you beneficially owned shares of our common stock on April 8, 2011. We can use that to verify your beneficial ownership of common stock and admit you to the meeting.

If you intend to vote at the meeting, you also will need to bring to the meeting a legal proxy from your bank, broker, or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name.  Additionally, all persons will need to bring a valid government-issued photo identification.

Who is paying the costs of the proxy and proxy solicitation?

We are paying the cost related to the preparation, printing, and distribution of all of the proxy materials. We did not engage a firm to assist us in the solicitation of proxies. Some of our directors, officers, or employees may solicit Shareholders by mail, e-mail, facsimile, telephone, or personal contact. None of these individual solicitors will receive additional or special compensation for doing this.

Where and when will I be able to find the voting results?

You can find the official results of voting at the meeting in our Current Report on Form 8-K to be filed within four business days after the annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available, and in no case later than four business days after the tabulation of the votes.

PROPOSAL 1
ELECTION OF DIRECTORS

The board of directors presently consists of eight members, seven of whom are non-management directors. The board is organized into three classes, having staggered terms of three years each with the term of office of one class expiring each year.

The Company maintains a standing Nominating and Governance Committee, comprised solely of independent directors who are responsible for identifying individuals qualified to become board of director members and recommending director nominees. This Committee periodically reviews the size and composition of the board of directors and determines whether it is necessary to add or replace directors. Nominees for directors are selected based on the criteria set forth in the Nominating and Governance Committee section under “Committees of the Board” within this proxy statement.

The board of directors, based on recommendations of the Nominating and Governance Committee, has nominated James P. Regan and Richard G. Tennant for election as Class III directors at the annual meeting. If both of the nominees are elected, each of the nominees will hold office for a three-year term ending at the annual meeting of Shareholders in 2014, or until their respective successors are elected and qualified.

Both of the nominees are current directors of the Company and have consented to serve if elected.  If, before the annual meeting, either of them becomes unable to serve, or chooses not to serve, the board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the board may either let the vacancy stay unfilled until an appropriate candidate is identified, or reduce the size of the board to eliminate the unfilled seat. The Board has no reason to expect that the nominees will become unavailable or choose not to serve.

Biographical information about current board of director members and the nominees for election are provided in “Current Board of Directors and Nominees for Election” in this proxy statement.

Recommendation of the Board of Directors
Our board of directors unanimously recommends that you vote FOR the election of James P. Regan and Richard G. Tennant as Class III directors for terms expiring at the 2014 annual meeting of Shareholders.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a Shareholder the opportunity to endorse or not endorse our compensation program for named executive officers by voting for or against the following resolution.  This resolution is required pursuant to Section 14A of the Securities Exchange Act.  While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation” of this proxy statement.”

Recommendation of the Board of Directors
The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation” of this proxy statement.  Proxies will be voted FOR approval of the proposal unless otherwise specified.  We believe that the compensation programs as provided to our executives are key to the Company accomplishing its goals.  The overall package provides a competitive mix of base pay, short-term incentives, long-term incentives, and employee benefits.  This mix is key to the motivation of the team to achieve at the highest levels and also provides an appropriate level of incentive to encourage executives to remain with the Company.

PROPOSAL 3
ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to inform the Company as to how often you wish the Company to include a proposal, similar to Proposal 2, in our proxy statement.  This resolution is required pursuant to Section 14A of the Securities Exchange Act.  While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the shareholders wish the Company to include an advisory vote on the compensation of the Company’s named executive officers pursuant to Section 14A of the Securities Exchange Act every:

•	Year
•	Two years; or
•	Three years.”

Recommendation of the Board of Directors
The Board of Directors recommends that you vote to hold an advisory vote on executive compensation EVERY YEAR so the Company can more regularly receive timely feedback from our shareholders.

GOVERNANCE OF THE COMPANY

Board of Directors

The board of directors provides oversight, strategic direction, and counsel to management regarding the business, affairs, and long-term interests of the Company and our Shareholders. The board’s responsibilities include:

•	selecting and evaluating the performance of the chief executive officer and other senior officers;
•	planning for succession with respect to the position of chief executive officer and monitoring management’s succession planning for other senior officers;
•	reviewing and approving our major financial objectives, strategic and operating plans, strategic transactions with third parties, and other significant actions;
•	overseeing the conduct of our business;
•	assessing our business risks to evaluate whether the business is being properly managed;
•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures; and
•	ensuring compliance with law and ethics.

The board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The board has adopted corporate governance guidelines that establish general guiding principles of corporate governance to assist the board in performing its duties. The board’s Nominating and Governance Committee is responsible for reviewing the guidelines periodically and suggesting revisions to the board as appropriate.

Board Leadership Structure

The Board believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company, from the government, and from other industries, while the Chief Executive Officer brings Company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer optimizes strategy development and execution, and facilitates timely and complete information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Lead Director

Dr. Francis Aguilar, an independent director who serves on the Nominating and Governance Committee, was selected by the Board to serve as the Lead Director.  The Lead Director has the responsibility of acting as Chair of the Board in the absence of the Chairman, acting as chair of executive sessions of the full Board’s independent directors, acting as the liaison for the executive sessions with the Chairman, and consulting with the Chairman on meeting schedules and agendas.  The Lead Director may also have additional duties, as may be determined from time to time by the Board of Directors.

Corporate Governance

The Board has determined that a majority of the Company’s directors are independent. In determining director independence, the Board broadly considers all relevant facts and circumstances, including the rules of the Nasdaq Global Market. The Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with the Company or its management that may impair the director’s ability to make independent judgments. Particular attention is paid to whether a director is independent from management and to any financial relationships that may exist with a director or a related interest.

The following directors have been determined by the Board to be independent after applying the guidelines set forth above: Dr. Aguilar, General Babbitt, Lt. General McCausland, Mr. Stavropoulos, Mr. Tennant, and Mr. Thompson. Each member of the Compensation Committee, the Governance and Nominating Committee, and the Audit Committee is independent. There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Corporate governance materials, including board of directors’ code of conduct, guidance guidelines, standards of ethics and conduct, and all committee charters, are available on our website at www.drc.com under “Investors” then “Corporate Governance.”  Except as otherwise stated in this proxy statement, content on our website is not incorporated by reference herein.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Current Board of Directors and Nominees for Election

The current board comprises eight members and is organized into three classes, having staggered terms of three years each with the term of office of one class expiring each year. The enclosed proxy will be voted to elect two Class III Directors for a term of three years expiring at the 2014 Annual Meeting of Shareholders, or until their respective successors are elected and qualified. If a nominee should become unavailable, proxies will be voted for a substitute nominee designated by the Board, unless instructions are given to the contrary. The board has no reason to expect that the nominees will become unavailable to serve.

Set forth on the following page is information regarding the current members of our board of directors and those members who are being nominated for election as Class III directors by the Shareholders at the 2011 annual meeting. As the information that follows indicates, each nominee brings strong and unique experience, qualifications, attributes, and skills to the board. This provides the board, collectively, with competence, experience, and perspective in a variety of areas, including corporate governance and board service; executive management; finance and accounting; and military service.

Director
Name, Principal Occupation, Certain Other Directorships and Age	Since
Continuing as Class I Directors — Terms Expiring in 2012

General George T. Babbitt, Jr. (U.S.A.F., retired), 68, retired from BearingPoint, Inc. in 2008. He was a Managing Director in BearingPoint’s Public Service Business from 2000 to May 31, 2008. He served in the United States Air Force from 1965 to 2000, most recently as commander of the Air Force Materiel Command at Wright-Patterson Air Force Base, Ohio. The Company believes this relevant senior command and defense matters background and experience are among the reasons General Babbitt is qualified to serve on the Board of Directors.	2004

Lieutenant General Charles P. McCausland (U.S.A.F., retired), 75, has been retired from the United States Air Force since 1992. He served in the United States Air Force from 1957 to 1992, most recently as Director of the Defense Logistics Agency. Lt. General McCausland is a member of the advisory board of the H.H. Franklin Center for Supply Chain Management, Syracuse University. He is a director and past president of the Ontario County Chapter of the Association for Retarded Children, which is an affiliate of NYSARC Inc., and a trustee of the Finger Lakes Community College, both located in Canandaigua, New York. The Company believes this relevant senior director and defense matters background and experience are among the reasons Lt. General McCausland is qualified to serve on the Board of Directors.
2003

W. Scott Thompson, 64, presently serves as Chairman of the Board for Enterprise Solutions Group, Inc.  (ESG), which provides implementation services for enterprise resource planning systems.  Prior to founding ESG in 1991 Mr. Thompson was the Chief Executive Officer of Planning Research Corporation, later PRC, a $780 million subsidiary of Black and Decker.  PRC was one of the largest federal systems integrators at that time.  From 1978 to 1989 Mr. Thompson worked at Advanced Technology, Inc. rising through all management levels to Chief Operating Officer as the Company grew from $5 million to $178 million in annual revenue.  From 1969 through 1977 Mr. Thompson served in the United States Navy.   Mr. Thompson received a Bachelor of Science degree from the University of Mississippi in 1969. The Company believes this broad director and chief executive officer background and experience in relevant industries are among the reasons Mr. Thompson is qualified to serve on the Board of Directors.
2010
Continuing as Class II Directors — Terms Expiring in 2013

Francis J. Aguilar, 78, is Professor of Business Administration, Emeritus, Harvard University Graduate School of Business Administration, and from 1995 through 2009 was Executive Director of Management Education Alliance, a non-profit organization dedicated to improving business education for African-Americans and Hispanic Americans. Dr. Aguilar was a director and chairman of the Human Resources and Compensation Committee of Bowater, Inc. until his retirement in June 2005 and he is a former trustee of Bentley University and Treasurer of the New Hampshire Music Festival. The Company believes this broad business, educational and director background and experience are among the reasons Dr. Aguilar is qualified to serve on the Board of Directors.
1987

John S. Anderegg, Jr., 87, a founder of the Company, has been Chairman, Emeritus of the Company since April 2001. Mr. Anderegg served as Chairman of the Company from 1988 until April 2001. The Company believes this background and experience are among the reasons Mr. Anderegg is qualified to serve on the Board of Directors.	1955

Nickolas Stavropoulos, 53, presently serves as Executive Vice President US Gas Distribution for National Grid and was elected President, KeySpan Energy Delivery in June, 2004, and Executive Vice President in April 2002.  He previously served as President of KeySpan Energy New England since April 2002, and Senior Vice President of sales and marketing in New England since 2000. Prior to joining KeySpan, Mr. Stavropoulos was Senior Vice President of marketing and gas resources for Boston Gas Company.  Before joining Boston Gas, he was Executive Vice President and Chief Financial Officer for Colonial Gas Company.  In 1995, Mr. Stavropoulos was elected Executive Vice President – Finance, Marketing and CFO, and assumed responsibility for all of Colonial’s financial, marketing, information technology and customer service functions.  Mr. Stavropoulos was a director of Colonial Gas Company and currently serves on the board for Enterprise Bank and Trust Company. The Company believes this broad executive and financial background and experience are among the reasons Mr. Stavropoulos is qualified to serve on the Board of Directors.
2005

Director
Name, Principal Occupation, Certain Other Directorships and Age	Since
Nominees as Class III Directors — Terms Expiring in 2014

James P. Regan, 70, presently serves as Chief Executive Officer of the Company.  He has served in this capacity since November 1999 and as Chairman since April 2001. Mr. Regan was President and Chief Executive Officer of CVSI, Inc., an international information technology solutions and services company, from 1997 to October 1999, and senior vice president of Litton PRC, from 1992 to 1996. Mr. Regan also serves as Chairman for the Massachusetts High Tech Council and is an advisory board member for the College of Engineering at Villanova University. The Company believes this broad director, chief executive and industry background and experience are among the reasons Mr. Regan is qualified to serve on the Board of Directors.
1999

Richard G. Tennant, 66, formerly served as Senior Vice President and Chief Financial Officer of iBasis, Inc., one of the three largest wholesale carriers of international voice-over-internet traffic and a subsidiary of Royal KPN NV. For fourteen years prior to joining iBasis in 2001, Mr. Tennant served in chief financial officer positions with several communications firms based in northern Virginia and Baltimore, Maryland.  Mr. Tennant served on the Board of Directors of The Burton Group for nine years until its recent acquisition by Gartner, Inc. and served on the Board of Directors and as the Chair of the Audit Committee of LTX Corporation from 1987 through 1992.  Mr. Tennant received a Master of Science degree from Bentley University in 1978. The Company believes this director, executive and financial background and experience are among the reasons Mr. Tennant is qualified to serve on the Board of Directors.
2010

Committees of the Board

The board has three standing committees: Audit, Compensation, and Nominating and Governance. Each committee has a charter that is posted on our website at www.drc.com under “Investors” then “Corporate Governance.”  The directors serving on each committee are appointed by the board. These appointments are made at terms expiring when the respective director’s class is due for election.

The board of directors of the Company met six times during 2010.  The following table lists the number of meetings held during 2010 for each of the standing committees and members of each of the committees as of the date of this proxy statement:

	Audit	Compensation	Nominating and Governance
Number of meetings	8	3	4

Francis J. Aguilar			Chair
General George T. Babbitt, Jr.		Chair	X
Lieutenant General Charles P McCausland	X		X
Nickolas Stavropoulos	Chair
Richard G. Tennant	X	X
W. Scott Thompson		X	X

Each director named above attended at least 75% of the aggregate number of board and committee meetings that were held during 2010 while he or she was a member of the board or the committee.

During 2010, Mr. Kenneth F. Kames, a Class III director, a member of the Audit Committee, and a director of the Company since 1997, provided his notice of a decision to resign his directorship effective June 29, 2010.  Prior to Mr. Kames’ resignation, he attended one board of directors meeting and three Audit Committee meetings held during 2010.

The functions of each committee and any special qualifications for membership are described below.

Audit Committee.  The Audit Committee, comprised solely of independent directors, is responsible for the oversight of the Company's accounting and financial reporting processes and the audits of the Company's financial statements. In discharging its duties, the Audit Committee:

•	reviews with the Company’s independent registered public accounting firm and management the financial statements and reports issued by the Company,
•	reviews the Company’s internal accounting procedures, controls, and programs,
•	reviews any transactions that involve a potential conflict of interest,
•	reviews the scope of independent audit coverage and the fees charged by the independent accountants,
•	reviews the independence of such accountants from the Company's management and the Company, and
•	is responsible for selecting and engaging the Company’s independent registered public accounting firm.

The Board has determined that each Audit Committee member has sufficient knowledge in financial and accounting matters to serve on the Committee. The Board has also designated Mr. Stavropoulos and Mr. Tennant as the “audit committee financial experts,” as defined under Item 407(d)(5) of Regulation S-K.

Compensation Committee.  The Compensation Committee, comprised solely of independent directors, is responsible for determining the compensation for the chief executive officer and the Company’s other executive officers and for administering the Company’s various stock option and other incentive plans and determining distributions and granting awards under such plans at the executive level. The chief executive officer, as designee of the Compensation Committee determines distributions and grants awards under such plans at the non-executive level.

Nominating and Governance Committee.  The Nominating and Governance Committee, comprised solely of independent directors, recommends nominees for the Board as well as for the Board committees, reports annually to the Board on succession planning, leads the Board in its annual review of the Board’s performance and recommends to the Board on an ongoing basis the corporate governance guidelines applicable to the Company. The Nominating and Governance Committee was appointed by the Board and discussed governance matters at each of its six meetings in 2010.

The Nominating and Governance Committee considers and evaluates equally candidates proposed by shareholders, non-management directors, the chief executive officer, other executive officers, third-party search firms, and other sources, and conducts appropriate inquiries into the backgrounds and qualifications of such candidates. The Nominating and Governance Committee currently identifies candidates primarily through networking.  Third-party search firms would be used if considered necessary.

Shareholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting the names and backgrounds of the proposed candidates to Dr. Aguilar, Chairman of the Nominating and Governance Committee, in care of Richard A. Covel, Dynamics Research Corporation, Two Tech Drive, Andover, Massachusetts 01810-2434. The Nominating and Governance Committee shall consider such recommendations only if appropriate biographical information and background material is provided.

The Nominating and Governance Committee believes that it is necessary for each of the Company’s directors to possess many qualities and skills. When searching for new candidates, the Nominating and Corporate Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. To be recommended by the Nominating and Governance Committee for a position on the Company’s Board, a candidate must, at a minimum, have:

•	high standards of personal and professional ethics, integrity, and values;
•	substantial experience at the policy-making level in business, government, or education;
•	expertise that is complementary to the experience of other Board members;
•	a willingness and ability to devote the required amount of time to fulfill diligently the duties and responsibilities of Board membership; and
•	a desire to represent the balanced best interests of the Shareholders as a whole.

In addition, the Nominating and Governance Committee believes that one or more of the Company’s directors should have expertise or experience as a military officer or a senior civil service executive, as a senior corporate manager or operating officer, and as a public company financial or accounting officer.

The Nominating and Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience, and differences in viewpoints and skills. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

Communications with the Directors

Shareholders of the Company may communicate any correspondence in writing directly with the Board by submitting to Richard A. Covel, Dynamics Research Corporation, Two Tech Drive, Andover, Massachusetts 01810. Mr. Covel is primarily responsible for monitoring the communications and providing summaries or copies of such communications to the full Board as he deems appropriate. In general, communications relating to corporate governance and long-term corporate strategy will be submitted to the full Board, and communications relating to ordinary business affairs, personal grievances, and the like may be dealt with by Mr. Covel.

Director Compensation

Each non-employee director who served a full term in 2010 received:

•	$45,000 annual retainer, paid in cash;
•	2,400 restricted stock awards as an annual retainer, provided as equity; and
•
$10,000 as an annual cash retainer for service as chair of the Audit Committee, $9,086 for service as the Lead Director, $5,000 for service as chair of the Compensation Committee, and $2,500 for service as chair of the Nominating and Governance Committee.

In addition to the annual retainer which we pay in equal quarterly installments, directors are paid a fee of $1,500 for each day the full Board meets in excess of each year’s five regularly scheduled meetings.  Committee members are paid $1,000 for each meeting in excess of the normally scheduled meetings which require their attendance in person, and $500 for each teleconference meeting in excess of normally scheduled meetings.

The equity portion of the annual retainer is provided in the form of restricted stock awards, which vest in equal installments over a three-year period from the grant anniversary date.

Non-employee directors may elect to defer all or a portion of their fees payable to them under the Company’s deferred compensation plan for non-employee directors. Participants may also elect to receive their deferred balance in the form of cash or restricted stock after they cease to be a director.  Amounts deferred are maintained in a separate account and for participants who elect a cash payment, interest is credited to such account quarterly at the lowest rate at which the Company borrowed money during each quarter or, if there was no such borrowing, at the prime rate. The balance in a participant’s account is payable in a lump sum or in installments when the participant ceases to be a director.  During 2010, no non-employee directors elected to defer any portion of their fees.

The Company's non-employee directors do not participate in the non-equity incentive compensation plans or retirement plans of the Company.

We reimburse the outside directors for reasonable expenses of attending board and committee meetings and for expenses associated with director training and development.

The table below summarizes the compensation paid by the Company to our Independent directors for the year ended December 31, 2010. Compensation paid to James P. Regan, the Company’s president, chairman and chief executive officer, is not included in this table because Mr. Regan is an employee and therefore receives no additional compensation for his service as a director.

2010 INDEPENDENT DIRECTOR COMPENSATION
Name of Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
Francis J. Aguilar	$57,586	$26,472	$-	$84,058
John S. Anderegg, Jr.(3)	$-	$-	$116,127	$116,127
General George T. Babbitt Jr.(4)	$51,000	$26,472	$-	$77,472
Kenneth F. Kames(5)	$27,500	$-	$-	$27,500
Lieutenant General Charles P. McCausland(4)	$45,500	$26,472	$-	$71,972
Nickolas Stavropoulos	$51,000	$26,472	$-	$77,472
Richard Tennant(5)	$34,250	$26,472	$-	$60,722
W. Scott Thompson(5)	$34,250	$26,472	$-	$60,722

(1)	Amounts shown include annual retainer, committee chair, and other fees earned by our directors during 2010.

(2)	Amounts shown reflect the fair value of restricted stock awards granted, as determined in accordance with Accounting Standards Codification Topic 718 — Stock Compensation (“ASC 718”).

(3)
Mr. Anderegg is an employee of the Company and does not receive any fees related to his directorship on the Board.  All other compensation for Mr. Anderegg consists of a base salary of $97,500, 401(k) contributions of $3,900, and executive medical and dental insurance premiums of $14,727. Mr. Anderegg is also a participant in the Company’s defined benefit pension plan.  The present value of his accumulated benefit in the pension plan was $447,674 at December 31, 2010, a decrease of $7,369 from last year, primarily due to benefit payments of $58,067 that Mr. Anderegg received during the year.  The present value of pension plan benefits was determined using interest rate mortality and retirement assumptions consistent with those used in the Company's financial statements.

(4)	General Babbitt and Lt. General McCausland each held 5,000 stock options at December 31, 2010. No other directors held stock options at December, 31, 2010.

(5)
Directors who did not receive a full year of compensation in 2010 include Mr. Kames, who retired from the board in June 2010, as well as Mr. Tennant and Mr. Thompson, both of whom joined the board in April 2010.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, in this Executive Compensation section, including the Compensation Discussion and Analysis and the tables which follow it, references to “we,” “us,” “our,” or similar terms are to Dynamics Research Corporation and our subsidiaries.

Executive Officers

Executive officers are elected by the Board and will hold office until the next annual election of officers and their successors are elected and qualified, or until their earlier resignation or removal by the Board. Executive officers and their principal positions currently held with us are provided in the “Summary Compensation Table.” Please refer to our Annual Report on Form 10-K under Part III, Item 10, “Submission Directors, Executive Officers and Corporate Governance” for a listing of all positions and offices held by each executive officer during the past five years.

Compensation Discussion and Analysis

Compensation Philosophy

We provide a total compensation package that supports the accomplishment of our objectives and of our customers by supporting the following goals:

•	attraction of a high quality workforce;
•	retention of that workforce over time; and
•	motivation of that workforce to achieve high levels of performance.

The underlying foundation of our compensation system is to pay for performance at all levels (i.e., individual, business segment, and corporate-wide).  Our programs are designed to align incentives with the most appropriate segments of the business that the executive’s performance can impact.  In addition, the compensation system encourages and supports the professional and technological skills development and career growth of employees while balancing the individual’s goals and our goals.

Compensation Objectives

1.	Our total compensation systems and programs reinforce and support our values and culture related to dedication, respect, and continuous improvement.

2.
Consistent with a pay-for-performance orientation, we ensure effective differentiation of pay, rewards, and recognition based on demonstrated performance and overall contribution to the success of our business.

•
Performance evaluation at all levels considers both the results achieved (i.e., what was accomplished) as well as the methods and behaviors used to achieve the results (i.e., how they were achieved).  This second segment evaluates the extent to which the results were achieved using methods, values, and team building behaviors that are consistent with our culture and values.

•	We maintain a disciplined approach to performance measurement that is applied to the lowest level position up through the highest level executive.

•
Each year we accomplish our goal of having all employees including highest level managers receive an annual performance review.  This review is used along with other factors to make compensation decisions for each employee.

3.
All elements of our direct compensation system (i.e., base salary, short-term variable, long-term variable, and the policies and practices supporting the programs) are targeted at median competitive market levels.

•
Through the use of both short-term and long-term variable compensation alternatives, we aim to deliver upper quartile total compensation levels if superior Company and individual performances are exhibited. All variable compensation programs for executive management positions have established threshold levels of performance and payout schedules governing the level of payouts for different levels of performance against goals.

•
While overall, base salaries and total compensation levels are generally targeted at competitive or median market rates, the actual rates for individuals may vary in relation to these rates based on the particular skill sets of an individual, the strategic and critical nature of a position to our business, and business affordability.

•
Variable pay, where applicable, will fluctuate based on quantitative assessments of corporate, business unit, and individual performance and will encourage employees to act as stakeholders in achieving key business results.

4.	We offer a diversified array of benefits, covering health and welfare and retirement savings programs that match competitive practice for our industry.

5.
We provide ongoing training of supervisors in the best practices and techniques for measuring and evaluating performance. Managers will be held accountable for effective performance management, employee development, and the creation of a rewarding work environment.

6.	We use a job evaluation system that appropriately balances internal ranking and external competitiveness, is simple to administer, and is easy to understand.

7.	We continuously define, acknowledge, and reward an individual’s acquisition of the professional and technical skills that are important to our success.

8.
We are committed to openly communicating with all employees about our total compensation strategy, systems, and programs, and to make a wide array of information available through our intranet site, ongoing training programs, and focused training used each year to deliver programs.

It is a strong cultural norm of ours that the same compensation philosophy, policies, and practices are applied to all.  While there are differences in programs for different employee groups, the differences are only created where competitive differences exist externally, and are required to be sure that the competitiveness of programs is maintained at all levels.

Purpose & Strategic Fit of Executive Compensation Programs

The following table provides a summary of the primary purpose and strategic fit of each of the programs available to our executives.  These purposes are key considerations for any changes being proposed to programs or in the consideration of adding additional programs.  More details for each of these programs are provided in the descriptions following this chart.

Program Element	Attraction of New Executives	Retention of Executives	Motivating Individual Performance	Motivation Group/Unit Performance	Motivating Corporate Performance
Base Salary	✓	✓	✓	✓
Annual Cash Incentive Award (Executive Incentive Plan)	✓	✓	✓	✓	✓
Executive Long-Term Incentive Plan (2007 and Future Periods)	✓	✓	✓	✓	✓
Restricted Stock Awards	✓	✓	✓	✓	✓
Senior Management Deferred Compensation Plan	✓	✓
Employment Contracts and Change of Control Agreements	✓	✓
Perquisites and Other Benefits	✓	✓

Base Salary

We provide an ongoing base salary with consideration for annual salary increases based on performance of the executive over the past year.  A competitive analysis  is developed using published cross-industry surveys to determine appropriate levels of base salary spending.

A performance evaluation is completed for each named executive officer other than the CEO by the Chairman and CEO.  This evaluation covers performance against their specific operational goals and objectives as established for each during the first quarter of each fiscal year, as well as their performance against key Company management behaviors and values.  Based on this evaluation, recommendations are developed and presented to the Compensation Committee for review and consideration for approval.  These recommendations are subject to approval by the Board.  The Compensation Committee develops the performance assessment and salary recommendation for the Chairman and CEO.  The salary increases granted in February 2010 for the named executive officers averaged 1.2%.  This was down from the increases granted in February 2009, which averaged 2.9%.

Annual Cash Incentive Award (Executive Incentive Plan)

The Company’s annual award plan design is typical of annual award plans used throughout the industry and is designed to provide an annual incentive to maximize performance over the current fiscal year.  Each year, the Compensation Committee of the Board of Directors approves a target award percentage for each executive based on the competitive analysis as mentioned above.  For 2010, target annual incentive opportunities set for the named executive officers were as follows:

Name of Executive	Target Amount	Percent of Base Salary
Mr. Regan	$442,800	90%
Mr. Keleher	$144,048	50%
Mr. O’Brien	$91,204	40%
Mr. Wentzell	$88,831	40%
Mr. Covel	$68,866	30%

Corporate financial goals for our Annual Cash Incentive Plan are U.S. GAAP revenue, U.S. GAAP net income, and receivables days sales outstanding (DSO).  For 2010, these corporate goals and achievement were as follows:

	% of Award	Goal	Actual Achievement
Revenue	45%	$ 285.0 million	$ 272.1 million	4.5% below goal
Net Income	45%	$ 12.2 million	$ 12.7 million	4.1% above goal
Receivables DSO	10%	79 days	62 days	21.5% above goal

Mr. Regan’s annual cash incentive bonus was based entirely on achievement of these three goals.

The Company’s key objective in the establishment of incentive compensation plans is to pay for performance.  For each of the named executive officers, other than Mr. Regan, annual cash incentive bonuses were based on a balance of quantitative and qualitative achievements in four areas:

(1)	The corporate financial goals noted above,
(2)	Individual cost management objectives,
(3)	Individual non-financial management objectives for their specific area of responsibility, and
(4)
A qualitative assessment of performance in the area of key company management behaviors and values such as expertise in their area of responsibility, teamwork, leadership, commitment to DRC’s mission, and management skills.

Fifty percent of the total incentive cash bonus for each of the named executive officers, other than Mr. Regan, was based on actual performance achievement compared with the first two quantitative goals and fifty percent on actual performance achievement compared with the second two qualitative goals above, as evaluated and recommended by the Chief Executive Officer and approved by the Compensation Committee.  Corporate objectives represented seventy-five percent of the quantitative measurement and individual cost management objectives represented twenty-five percent of the quantitative measurement.

Based on the performance results achieved in 2010, awards granted to the named executive officers for 2010 performance averaged 43.7% of base salary, which was 84.6% of their original target on average.  This was down slightly from the prior year’s awards, which averaged 47.5% of base salary.

2001 Executive Long-Term Incentive Plan

The 2001 Executive Long-Term Incentive Plan (“ELTIP”) was a one-time long-term incentive plan approved by the Compensation Committee and Board in 2001.  The purpose of the plan was to provide both long-term performance incentive and retention.  Messrs. Regan, Keleher, Covel, and O’Brien are participants in the plan.  The plan awards include both restricted share awards and incentive stock options.  Performance goals were established over the term of the plan.  This plan provided for 100% vesting after seven years with the opportunity for acceleration of vesting if performance targets were achieved prior to the end of the term.  This plan became fully vested in May of 2008, and compensation tables reflect the additional compensation to the participating individuals as a result of this vesting.  The plan terminated upon its final vesting; however, the lifetime of awards was 10 years from the date of grant, which will expire in 2011.

Long-Term Incentive Plan (2007 and Future Periods)

Long-term incentive cash awards were offered for the first time beginning in April 2007 in anticipation of the lapse of the 2001 Executive Long-Term Incentive Plan described above.  We believed it prudent to avoid any extended time that did not provide both retention and long-term incentive for executives.

At that time, with the assistance of The Hay Group, a peer group competitive sizing was completed to benchmark competitive total long-term incentive opportunity and establish a percentage of base salary target for long-term incentives for our eligible executives.

The companies used in that peer group comparison were: CACI International, Inc., ManTech International Corp., Maximus, Inc., MTC Technologies, Inc., NCI, Inc., SI International, Inc., SRA International, Inc., TechTeam Global, Inc. and Tyler Technologies, Inc. These companies were selected based on comparability of types of business operations compared to our businesses.  The data used from the peer group companies was adjusted to account for the variation in size of these companies.

For 2007 through 2009, each annual award of our long-term incentive plan was structured in two components: (1) 25% of the target value of the award was made in the form of restricted stock with a three year vesting period, and (2) 75% of the target value of each award was in the form of cash, based on achievement of selected objectives over a three year performance period.  Organic revenue growth and return on invested capital (ROIC) have been the selected objectives for the awards made in 2007, 2008 and 2009.

Principal factors considered in establishing organic revenue growth targets include (1) historical organic revenue growth and expectations of improvement, (2) industry projections of federal IT funding growth, and (3) peer company organic growth. Considering these factors, annual organic growth targets established for 2007 through 2011 were in the range of 5 to 6 percent.

Principal factors considered in establishing ROIC targets include (1) historical ROIC performance and expectations of improvement, (2) the Company’s weighted average cost of capital, and (3) peer company ROIC.  Considering these factors, ROIC targets established for 2007 through 2011 were in the range of 11 to 13 percent.

During 2010, in an effort to assure competitiveness and design efficacy, we once again engaged The Hay Group to review the plan design, confirm the competitive positioning of the plan, and propose any changes that would enhance our ability to retain key executives and motivate longer-term performance.   The more significant plan design changes include the conversion of the plan from a 3-year performance period to a 2-year period and the requirement that both the cash and the equity portion be earned by Company performance during the period.  The new plan provides that the equity portion be distributed as “performance shares” for holding during the performance period, and that they will only be issued as DRC shares based on performance during the period as approved by the Compensation Committee and the Board of Directors.

This re-design was approved by the Shareholders in the 2010 Shareholder meeting.   This new plan design increases the likelihood that some of the executives might exceed limits defined in Section 162(m) of the Code and therefore shareholder approval was required to ensure full deductibility of executive compensation.

In 2010, the named executive officers received the following award targets for the 2010 ELTIP.  The performance period is 2010 and 2011.  As mentioned in the plan description above, these awards (both the cash portion and the performance award portion) are earned based on performance against the established objectives over 2010 and 2011.  The threshold, target and maximum awards that can be earned per the payout schedules included in the plan are provided below.

Name of Executive	Cash @ 80% Payout Threshold	Cash @ 100% Payout Target	Cash @ 200% Payout Maximum	Performance Share @ 80% Payout Threshold	Performance Share @ 100% Payout Target	Performance Share @ 200% Payout Maximum
Mr. Regan	$199,998	$399,996	$799,992	6,404	12,808	25,616
Mr. Keleher	$81,978	$163,955	$327,910	2,625	5,250	10,500
Mr. O’Brien	$41,709	$83,418	$166,836	1,336	2,671	5,342
Mr. Wentzell	$40,623	$81,247	$162,494	1,301	2,602	5,204
Mr. Covel	$32,659	$65,319	$130,638	1,046	2,092	4,184

Prior to 2010, performance fell short of the targets that would have generated a payout from the ELTIP.  However, for the payout for the three year period ended December 31, 2010, a payout was earned for the ROIC goal.  The following amounts were paid to the named executive officers for this payout:

Name of Executive	ELTIP Payment for 2008 Plan
Mr. Regan	$103,680
Mr. Keleher	$36,427
Mr. O’Brien	$15,252
Mr. Wentzell	$15,145
Mr. Covel	$16,125

Restricted Stock Awards

This program is designed to reward long-term performance at all levels and to provide retention value to the executive.  Grants may be made to executives from time to time to meet retention needs or to be delivered as part of the ELTIP based on company performance.

In 2005, stock ownership guidelines were approved by the Board for the senior executive group.  As a result, Mr. Regan is required to maintain a level of equity ownership with us equal to at least three times the midpoint of his base salary range.  Mr. Keleher is required to maintain a level of equity ownership with us equal to at least one and one-half times the midpoint of his base salary range. Our other named executive officers have an additional one-year holding restriction after vesting prior to being able to sell vested shares.  These awards generally vest ratably over three years.  Recommendations for these grants are proposed by the Chairman and CEO to the Compensation Committee for review and consideration for approval.  The grants are then presented to the board for consideration and approval.  The remaining portion of long-term incentives is provided in a long-term cash incentive opportunity as described above.

Defined Benefit Pension Plan

We currently maintain a defined benefit pension plan that has undergone significant changes in the past decade.  In February 2002, the Board approved specific retirement program changes that limited future increases in benefits and froze the plan to new participants.  These changes became effective July 1, 2002.  Then in October 2006, the Board approved a total freeze in benefits effective as of January 1, 2007.  Currently Messrs. Regan, Keleher, O’Brien, and Covel are participants in this plan.

Senior Management Deferred Compensation Plan

This is a voluntary deferred compensation plan in which executives may elect to defer a portion of their base salary and all or a portion of their annual cash bonus until a specified event or date.  We do not make contributions to this plan.  All gains are purely a function of funds that have been deferred and the investment performance on these funds.  Election periods are established according to statutory deadlines governing these plans.

Employment Contracts and Change of Control Agreements

We have an employment agreement with Mr. Regan providing for his full-time employment as president and CEO. Mr. Regan was eligible for an annual incentive award of up to 75% of his base salary, which has been increased to 90% of his base salary. The agreement precludes Mr. Regan from competing with us for one year after the cessation of his employment. The agreement may be terminated by either party on six months’ notice. If Mr. Regan’s employment is terminated by us other than for cause or by Mr. Regan with good reason (unless he is covered by the change of control agreement described below), we will continue to pay Mr. Regan’s base salary and to provide his health and life insurance for twelve months.  Mr. Regan would be entitled to receive the portion of his earned prorated annual incentive award and all of his unvested stock grants and options would vest and remain exercisable for one year.

Our change of control agreement with Mr. Regan provides him with benefits if his employment with us is terminated, other than for cause or his disability or death, or if he resigns for good reason within two years of any change of control agreement we enter into. Upon such a termination, (i) we will pay Mr. Regan an amount equal to two times his annual base salary at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus his target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher; (ii) any unvested restricted stock grants, stock options or other awards will immediately vest and remain exercisable for the lesser of four years or their original term; and (iii) we will continue to insure Mr. Regan and his dependents in our life and medical insurance plans for up to two years after termination or the date Mr. Regan is eligible to receive substantially equivalent life and medical benefits under another employer-provided plan. If any payment or benefit we provide under the agreement is subject to an excise tax under Section 4999 of the Code, we will provide Mr. Regan with a payment to cover such tax.

Pursuant to the Company’s Special Severance Plan, Messrs. Keleher, Wentzell, and Covel would each be provided with benefits if their employment with us is terminated, other than for cause or their disability or death, or if they resign for good reason within 24 months of any change of control agreement we enter into. Upon such a termination, (i) we will pay Mr. Keleher eighteen months, and Messrs. Wentzell and Covel twelve months, of their respective current annual base salaries at the rate in effect immediately prior to the date of termination or immediately prior to the change of control, whichever is higher, plus their target bonus compensation for the fiscal year during which the termination of employment occurs or in effect immediately prior to the change of control, whichever is higher; and (ii) we will continue to provide our life and medical insurance plans or similar coverage for the same term as their severance pay term after termination or until the date they become eligible to receive substantially equivalent life and medical benefits under another employer-provided plan. The Special Severance Plan agreements terminate on January 1, 2012 or on the second anniversary of a change of control.

Perquisites and Other Benefits

In addition to the compensation and benefits programs described above, named executive officers receive certain limited perquisites and other benefits.  These include Company-paid benefits for executive medical and dental insurance plans, a supplemental executive medical insurance plan, 401(k) contributions and, only in the case of Mr. Regan, use of a Company vehicle, club membership dues, and executive life insurance plan premiums.  These perquisites and other benefits are provided to assure competitiveness and provide an additional retention incentive for these named executives.  The costs associated with providing these additional benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code imposes limitations on the federal income tax deductibility of compensation paid to our CEO and to each of our other four most highly compensated executive officers. Under these limitations, we may deduct such compensation only to the extent that during any fiscal year the compensation does not exceed $1,000,000 or meets certain specified conditions, such as certain performance-based compensation that has been approved by our shareholders.

Compensation Discussion and Analysis Summary

We believe this mix of salary, potentially significant variable cash incentives for both short-term and long-term performance, and the potential for equity ownership in the Company motivates our management team to produce strong returns for shareholders. We further believe this program strikes an appropriate balance between the interests and needs of the Company in operating our business and appropriate employee rewards based on shareholder value creation.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended to the Board that the Compensation Discussion and Analysis be included in our Form 10-K for 2010 and our 2011 proxy statement. This report is provided by the following independent directors, who comprise the committee:

The Compensation Committee of the Board of Directors

George T. Babbitt, Chairman
Richard G. Tenant
W. Scott Thompson

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or Compensation Committee.  Furthermore, no member of our Compensation Committee has been employed by us or served as one of our officers.

Summary of Executive Compensation

The following sections provide a summary of cash and certain other amounts we paid for the year ended December 31, 2010 to the named executive officers. The compensation we disclose below is presented in accordance with SEC regulations. According to those regulations we are required in some cases to include:

•	amounts paid in previous years;
•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control;
•
an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations.  Such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and the actual realization of cash from the award will depend upon whether our stock price appreciates above its price on the date of grant, whether the executive will continue his employment with us, and when the executive chooses to exercise the option; and

•
the increase in present value of future pension payments.  Such increase is not cash compensation paid this year and the actual pension benefits will depend upon several factors, including when the executive retires, his compensation at retirement, and in some cases the number of years the executive lives following his retirement.

We encourage you to read the following tables closely. The narratives leading to and preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the section of this proxy statement entitled “Compensation Discussion and Analysis.”  All amounts are in dollars.

Summary Compensation

The following table provides compensation of the named executive officers for the last three completed years.

2010 SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
James P. Regan	2010	$492,589	$-	$522,680	$7,326	$52,334	$1,074,929
President, Chairman and Chief Executive Officer	2009	489,411	113,929	388,545	11,933	43,313	1,047,131
	2008	477,162	120,000	379,652	8,080	43,993	1,028,887

David Keleher	2010	$288,096	$-	$168,025	$6,196	$24,245	$486,562
Senior Vice President and Chief Financial Officer	2009	286,925	33,345	169,624	5,880	23,188	518,962
	2008	279,441	40,000	125,000	3,896	23,672	472,009

Lawrence H. O'Brien, Jr.	2010	$226,904	$-	$91,313	$43,719	$22,286	$384,222
Senior Vice President and General Manager, Business Solutions and Business Development	2009	219,781	22,230	89,745	41,041	22,747	395,544
	2008	210,417	20,000	84,698	25,621	23,971	364,707

Steven P. Wentzell	2010	$220,999	$-	$86,474	$-	$23,069	$330,542
Senior Vice President and General Manager, Human Resources	2009	214,732	20,007	80,494	-	22,681	337,914
	2008	209,132	20,000	79,100	-	22,296	330,528

Richard A. Covel	2010	$229,552	$-	$66,587	$3,741	$22,095	$321,975
Vice President, General Counsel and Secretary	2009	222,532	22,230	50,321	3,621	20,736	319,440
	2008	222,656	20,000	55,957	2,668	21,418	322,699

(1)
Amounts shown reflect the aggregate fair value of restricted stock awards as of their grant date calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The values were calculated by multiplying the closing price of the company’s stock on the grant date by the number of unvested shares subject to vesting

(2)
Represents Executive Incentive Plan payouts for the performance period ending in 2010 and the 2008 ELTIP payout for the three year performance period ending in 2010.  Both plan payouts occurred in the first quarter of 2011.

(3)
Amounts reflect the actuarial change in the present value under our qualified pension plan, determined using interest rate, mortality, and retirement assumptions consistent with those used in our financial statements. There were no above-market or preferential earnings on nonqualified deferred compensation during 2010.   Messrs. Regan, Keleher, O’Brien, and Covel experienced an increase in present value primarily due to the change in discount rate from 5.75% at December 31, 2009 to 5.25% at December 31, 2010.  Mr. Regan’s additional increase is due to a benefit adjustment for employees who work beyond age 65.

(4)	The amount shown as “all other compensation” includes the following perquisites and personal benefits:

Name of Executive	Year	Company Vehicle	Club Membership	Executive Life Insurance	Moving and Relocation	401(k) Contributions	Executive Medical and Dental Insurance	Total Other Compensation
James P. Regan	2010	$7,719	$5,580	$6,598	$7,910	$9,800	$14,727	$52,334
	2009	7,922	5,605	6,598	-	9,800	13,388	43,313
	2008	8,238	5,485	6,598	-	9,200	14,472	43,993

David Keleher	2010	$-	$-	$-	$-	$9,518	$14,727	$24,245
	2009	-	-	-	-	9,800	13,388	23,188
	2008	-	-	-	-	9,200	14,472	23,672

Lawrence H. O'Brien, Jr.	2010	$-	$-	$-	$-	$6,095	$16,191	$22,286
	2009	-	-	-	-	5,153	17,594	22,747
	2008	-	-	-	-	4,819	19,152	23,971

Name of Executive	Year	Company Vehicle	Club Membership	Executive Life Insurance	Moving and Relocation	401(k) Contributions	Executive Medical and Dental Insurance	Total Other Compensation
Steven P. Wentzell	2010	$-	$-	$-	$-	$8,342	$14,727	$23,069
	2009	-	-	-	-	9,293	13,388	22,681
	2008	-	-	-	-	7,824	14,472	22,296

Richard A. Covel	2010	$-	$-	$-	$-	$7,368	$14,727	$22,095
	2009	-	-	-	-	7,348	13,388	20,736
	2008	-	-	-	-	6,946	14,472	21,418

Grants of Plan-Based Awards

Annual incentive awards granted to the named executive officers during 2010 included non-equity cash incentive plan awards granted under the Executive Incentive Plan (“EIP”) and equity long-term incentive plan awards granted as performance based shares under the 2010 Executive Long Term Incentive Plan (“ELTIP”). The threshold, target, and maximum amounts under the non-equity and equity incentive plan awards reflect the range of estimated payouts under these executive incentive plans at December 31, 2010. We did not issue any stock option or restricted stock awards to any of the named executive officers during 2010 and therefore, any related columns related to stock option information have been eliminated.

The following table provides information concerning each grant of an award made to a named executive officer during 2010:

2010 GRANTS OF PLAN-BASED AWARDS TABLE
		Estimated Future Payout Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards
Name of Executive	Grant Date	Threshold	Target	Maximum	Threshold(#)	Target(#)	Maximum(#)	Grant Date Fair Value of Stock Awards(3)
James P. Regan
2010 EIP(1)	1/1/2010	$221,400	$442,800	$885,600
2010 ELTIP(2)	1/1/2010	$199,998	$399,996	$799,992	6,404	12,808	25,616	$63,348

David Keleher
2010 EIP(1)	1/1/2010	$72,024	$144,048	$288,096
2010 ELTIP(2)	1/1/2010	$81,978	$163,955	$327,910	2,625	5,250	10,500	$25,966

Lawrence H. O'Brien, Jr.
2010 EIP(1)	1/1/2010	$45,602	$91,204	$182,408
2010 ELTIP(2)	1/1/2010	$41,709	$83,418	$166,836	1,336	2,671	5,342	$13,211

Steven P. Wentzell
2010 EIP(1)	1/1/2010	$44,416	$88,831	$177,662
2010 ELTIP(2)	1/1/2010	$40,623	$81,247	$162,494	1,301	2,602	5,204	$12,867

Richard A. Covel
2010 EIP(1)	1/1/2010	$34,433	$68,866	$137,732
2010 ELTIP(2)	1/1/2010	$32,659	$65,319	$130,638	1,046	2,092	4,184	$10,345

(1)
Amounts consist of annual cash awards that could have been earned by the named executive officer in 2010 under the 2010 EIP.  Amounts that were earned during 2010 were paid during the first quarter of 2011, as quantified in the “Summary Compensation Table” as Non-Equity Incentive Plan Compensation.

(2)
Amounts for the non-equity awards consist of the cash portion of the 2010 ELTIP and amounts for the equity awards consists of the performance shares awards that could be earned by the named executive officers during the two-year performance period ending in 2011 based on achievement of actual performance goals for certain named metrics as described in “Compensation, Discussions and Analysis.” Payment due, if any, will be paid in 2012.

(3)
The fair value of performance share awards was determined by multiplying the closing price of the Company’s stock on the grant date by the number of shares if actual performance during the applicable performance period is consistent with the performance demonstrated through the end of 2010 (48% of target award for 2010).

Option Exercises and Stock Vested

The following table provides information, for the named executives, on the number of shares acquired upon the vesting of restricted stock awards and the value realized before payment of any applicable withholding tax and broker commissions.

2010 OPTION EXERCISES AND STOCK VESTED TABLE
	Option Awards		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise(1)	Value Realized Upon Exercise(2)	Number of Shares Acquired on Vesting	Value Realized Upon Vesting(3)
James P. Regan	5,350	$15,114	12,459	$133,416
David Keleher	17,600	$55,440	4,167	$44,580
Lawrence H. O'Brien, Jr.	10,000	$22,700	2,334	$24,980
Steven P. Wentzell	-	$-	2,234	$23,906
Richard A. Covel	70,000	$316,617	2,334	$24,980

(1)
Amounts represent the gross number of shares exercised by the named executive officers.  We repurchased the following shares in connections with the exercise to cover the option cost:  Mr. Regan, 4,000 shares; Mr. Keleher, 12,394 shares; and Mr. O’Brien, 7,868 shares.

(2)
We computed the aggregate dollar amount realized upon exercise by multiplying the number of options by the difference between market value of the underlying shares on the exercise date and the market value of the underlying options on the grant date.

(3)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the named executive officers’ equity awards that were unvested or unexercised, as applicable, as of December 31, 2010.

2010 OUTSTANDING EQUITY AWARDS TABLE
	Option Awards				Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
James P. Regan	5/31/2001	225,000	$8.94	5/31/2011
RSA					3/3/2008	4,000	$53,600
RSA					3/2/2009	10,250	$137,350
PSA					1/1/2010	6,085	$81,539
David Keleher	5/31/2001	60,000	$8.94	5/31/2011
RSA					3/3/2008	1,334	$17,876
RSA					3/2/2009	3,000	$40,200
PSA					1/1/2010	2,494	$33,420
Lawrence H. O'Brien, Jr.	5/31/2001	45,000	$8.94	5/31/2011
RSA					3/3/2008	667	$8,938
RSA					3/2/2009	2,000	$26,800
PSA					1/1/2010	1,269	$17,005
Steven P. Wentzell	10/12/2004	25,000	$15.73	10/12/2014
RSA					3/3/2008	667	$8,938
RSA					3/2/2009	1,800	$24,120
PSA					1/1/2010	1,236	$16,562

2010 OUTSTANDING EQUITY AWARDS TABLE
	Option Awards				Stock Awards
Name of Executive	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Richard A. Covel
RSA					3/3/2008	667	$8,938
RSA					3/2/2009	2,000	$26,800
PSA					1/1/2010	994	$13,320

RSA – Restricted Stock Award
PSA – Performance Share Award

(1)	For restricted stock awards, the vesting dates are as follows:

	Vesting Dates
Name of Executive	3/2/2011	3/3/2011	3/2/2012
James P. Regan	5,125	4,000	5,125
David Keleher	1,500	1,334	1,500
Lawrence H. O'Brien, Jr.	1,000	667	1,000
Steven P. Wentzell	900	667	900
Richard A. Covel	1,000	667	1,000

For performance share awards, amount represents the number of shares if actual performance during the applicable performance period is consistent with the performance demonstrated through the end of 2010 (48% of target award for 2010).

(2)
Based on the closing market price of our stock on the Nasdaq Global Market as of December 31, 2010 of $13.40 per share. Payment due, if any, will be paid in 2012 based on achievement of actual performance goals for certain named metrics as described in “Compensation, Discussions and Analysis.”

Pension Benefits

Our Defined Benefit Pension Plan (“Pension Plan”) is tax-qualified and non-contributory, covering substantially all employees, including the named executives, who completed one year of service prior to July 1, 2002.  Membership in the Pension Plan was frozen effective July 1, 2002 and the participants’ calculated pension benefit was frozen effective December 31, 2006.  A participant who has 10 or more years of service may elect early retirement at any time between age 55 and normal retirement age of 65, subject to reduction of the retirement benefit to reflect the early commencement of the benefit.  Messrs. Keleher, O’Brien and Covel qualify for early retirement.

Effective October 1, 2007, the Board approved plan participants, age 65 and older, to continue working at their current schedule and be eligible to begin their full pension payments.  Plan participants who do not choose to commence pension payments will receive an actuarial adjustment when they do decide to start receiving benefits to reflect their delayed retirement beyond age 65.

The following table provides information with respect to the Pension Plan for payments or other benefits at, following, or in connection with retirement. This does not include defined contribution plans (whether tax qualified or not). Values reflect the actuarial present value of each named executive officer’s accumulated benefit under the plan, computed as of December 31, 2010. In making such calculation, we assumed that the retirement age will be the normal retirement age as defined in the plan, or if not so defined, the earliest time at which a participant may retire under the plan without any benefit reduction due to age.

2010 PENSION BENEFITS TABLE
Name of Executive(1)	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefit(3)	Payments During Last Fiscal Year
James P. Regan	Defined Benefit Plan	11.2	$106,259	$-
David Keleher	Defined Benefit Plan	11.0	$56,777	$-
Lawrence H. O'Brien, Jr.	Defined Benefit Plan	30.0	$378,760	$-
Richard A. Covel	Defined Benefit Plan	10.1	$37,980	$-

(1)	Mr. Wentzell was not eligible to participate in the defined benefit plan.

(2)	The defined benefit plan allows for a maximum of thirty years of credited service.

(3)
Present values are based on the same assumptions as used in the 2010 year-end financial statement except that no pre-retirement mortality is assumed. Please refer to footnote 11 to our financial statements for a discussion of the assumptions related to this benefit.

Nonqualified Deferred Compensation

Our Senior Management Deferred Compensation Plan allows certain employees the ability to annually elect to defer up to 100% of any cash incentive payments and any salary in excess of the FICA earnings ceiling. Employee contributions are invested in selected mutual funds held within a Rabbi Trust. A hypothetical account is established for each participant who elects to defer and the participant selects investment funds from a broad range of options. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. We do not contribute to this plan.

The following table provides information with respect to the nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on such amounts.

2010 NONQUALIFIED DEFERRED COMPENSATION TABLE
Name of Executive(1)	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
James P. Regan	$-	$-	$155,199	$-	$1,095,217
Lawrence H. O'Brien, Jr.	$89,745	$-	$10,215	$57,376	$99,956

(1)	Messrs. Keleher, Wentzell, and Covel did not participate in the deferred compensation plan during 2010.

(2)	Amounts represent the change in market value and interest earned at market rates during 2010.

Potential Payments Upon Termination or Change In Control

The following table summarizes the estimated payments to be made under each contract, plan, or agreement (collectively referred to as “contracts”) which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement or a constructive termination of a named executive officer, or a change of control.  No contracts provide for any additional compensation or benefits for the named executive officers in the event of termination by disability or death.  The table does not repeat information disclosed above under the pension benefits table, the deferred compensation table, or the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable would be enhanced by the termination event. For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year.

Name of Executive	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination (Change in Control)
James P. Regan(1)
Severance(2)	$911,000	$1,869,600
Accelerated vesting of awards under incentive plans(3)	408,147	408,147
Other benefits(4)	21,325	42,650
Total	$1,340,472	$2,320,397

David Keleher
Severance(5)	$-	$576,192
Accelerated vesting of awards under incentive plans(3)	55,604	55,604
Other benefits(6)	-	22,091
Total	$55,604	$653,886

Lawrence H. O'Brien, Jr.(7)
Accelerated vesting of awards under incentive plans(3)	$28,291	$28,291

Steven P. Wentzell
Severance(8)	$-	$310,908
Accelerated vesting of awards under incentive plans(3)	27,555	27,555
Other benefits(9)	-	14,727
Total	$27,555	$353,190

Richard A. Covel
Severance(8)	$-	$298,418
Accelerated vesting of awards under incentive plans(3)	22,155	22,155
Other benefits(9)	-	14,727
Total	$22,155	$335,300

(1)
For Mr. Regan, in a voluntary or involuntary for cause termination, the Company would only be liable for the amount Mr. Regan earned under the Executive Incentive Plan award which was paid in the first quarter of 2011, as described and quantified in the “2010 Summary Compensation Table.”  In the event Mr. Regan becomes disabled during employment, the Company would continue to pay his base salary, less the amount of any benefits provided through a Company-provided disability plan, and would continue to provide health and life insurance benefits for up to six months of disability. If Mr. Regan was unable to return to work after six months of disability, the Company may terminate his employment.

(2)
For Mr. Regan, severance for an involuntary not for cause termination would be equal to the sum of (i) the base salary and (ii) the cash award under the Executive Incentive Plan as mentioned above. Payments made for an involuntary not for cause termination would be paid based on their typical pay cycle over one year.  Severance for an involuntary or good reason termination under a change of control would be equal to the sum of (i) two times the base salary and (ii) two times the target Executive Incentive Plan award, as described and quantified in the “2010 Grants of Plan-Based Awards Table.” Payments made under a change of control agreement would be paid as a lump sum within five business days after such termination.

(3)
For Mr. Regan, the amounts include unvested restricted stock awards outstanding at December 31, 2010 for both involuntary termination reasons.  For all named executive officers the amount also includes the pro-rated portions of the cash and equity awards granted under the 2010 ELTIP for an involuntary or good reason termination under a change.

(4)
For Mr. Regan, other benefits for an involuntary not for cause termination would include health and life insurance premiums for twelve months. Other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for two years plus certain tax gross-up payments. Other benefit payments would be made under the Company’s typical pay cycle over the respective term.

(5)
For Mr. Keleher, severance for an involuntary or good reason termination under a change of control would be equal to the sum of (i) eighteen months of the base salary as and (ii) the target Executive Incentive Plan award. Severance payments would be paid as a lump sum within seven business days after such termination.

(6)
For Mr. Keleher, other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for eighteen months. Other benefit payments would be made under the Company’s typical pay cycle over the eighteen month period.

(7)	Mr. O’Brien has not entered into a change of control contract as of December 31, 2010.

(8)
For Messrs. Wentzell and Covel, severance for an involuntary or good reason termination under a change of control would be equal to the sum of (i) twelve months of the base salary and (ii) the target Executive Incentive Plan award. Severance payments would be paid as a lump sum within seven business days after such termination.

(9)
For Messrs. Wentzell and Covel, other benefits for an involuntary or good reason termination under a change of control would include health and life insurance premiums for twelve months. Other benefit payments would be made under the Company’s typical pay cycle over the twelve month period.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 3, 2010 the Audit Committee voted to engage Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm. A representative of Grant Thornton is expected to be present at the Annual Meeting with the opportunity to make a statement if desired and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Grant Thornton for the audit of the Company’s consolidated financial statements and audit of internal controls over financial reporting as of and for the years ended December 31, 2010 and 2009. The Audit Committee approved 100% of the 2010 and 2009 audit fees.

Type of Fees	2010	2009
Audit Fees(1)	$542,696	$557,811

(1)
In accordance with the SEC’s definitions and rules, “audit fees” are fees the Company paid to Grant Thornton for the audit of the Company’s annual financial statements included in the Form 10-K and review of financial statements included in the Form 10-Qs; for the audit of the Company’s internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  There were no tax or non-audit fees paid to Grant Thornton during 2010 and 2009.

Audit Committee Policy for Pre-approval of Independent Accountant Services

The Audit Committee of the Board is required to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the accountant’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, tax, and other services provided by Grant Thornton, which services are periodically reviewed and revised by the Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services, and any proposed service exceeding the established fee level must be specifically approved by the Audit Committee.

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors reviews the Company’s auditing, accounting, financial reporting and internal control functions and selects and engages the Company’s independent registered public accounting firm. In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent registered public accounting firm and the independent registered public accounting firm’s audit and non-audit fees; reviews the audited financial statements to be included in the Form 10-K for filing with the Securities and Exchange Commission (“SEC”); meets independently with the Company’s director of internal audit, independent registered public accounting firm and senior management; and reviews the general scope of the Company’s accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, and auditor independence issues. The Audit Committee of the Board of Directors is composed of four directors, each of them qualifying as independent under the current listing standards of the Nasdaq Global Market and applicable SEC rules and regulations. The Audit Committee operates under a written charter adopted and amended by the Board of Directors. A copy of the Audit Committee Charter is publicly available on the Company’s website at www.drc.com.

Prior to commencing the 2010 integrated audit of the Company’s financial statements and internal controls over financial reporting, the Committee discussed with Grant Thornton the overall scope and plans for their audit. Upon completion of the audit, the Committee met with Grant Thornton, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Committee reviewed with management and with Grant Thornton the audited financial statements for the year ended December 31, 2010, including footnotes as well as management’s discussion and analysis of results of operations included in the Form 10-K. The Committee also discussed with Grant Thornton matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Committee has received the written disclosures and the letter from Grant Thornton as to that firm’s independence from management and the Company, as required by the Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees”, as adopted by the PCAOB in Rule 3600T, and has discussed with Grant Thornton their independence.

Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for the year ended December 31, 2010 for filing with the SEC.

The Audit Committee of the Board of Directors

Nickolas Stavropoulos, Chairman
Charles P. McCausland
Richard G. Tennant

STOCK OWNERSHIP OF CERTAIN PERSONS

Stock Ownership of Directors and Officers

The following table sets forth the number and the percentage of shares of the Company’s common stock that were beneficially owned by the executive officers named in the Summary Compensation Table, by the directors and by all current directors and executive officers as a group as of March 31, 2011. No shares of the Company’s preferred stock were issued and outstanding as of March 31, 2011. Except as otherwise indicated, each director or executive officer listed below possessed sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Number of Shares Owned(1)		Percent of Class(2)
John S. Anderegg, Jr.	767,728	(3)	7.4%
James P. Regan	426,067	(4)	4.1%
Francis J. Aguilar	94,075	(5)	*
David Keleher	87,164		*
Steven P. Wentzell	25,900		*
Lawrence H. O'Brien, Jr.	20,832		*
Lieutenant General Charles P. McCausland	20,100		*
General George T. Babbitt Jr.	18,680		*
Nickolas Stavropoulos	14,400		*
Richard A. Covel	3,563		*
Richard G. Tennant	2,400		*
W. Scott Thompson	2,400		*
All Directors and Executive Officers as a Group (12 persons)	1,483,309		14.2%

*	Less than 1% of the outstanding shares of the Company common stock.

(1)	Includes options to acquire shares which are currently exercisable as follows:

James P. Regan	225,000
David Keleher	60,000
Steven P. Wentzell	25,000
Gen. George T. Babbitt, Jr.	5,000
Lt. Gen Charles P. McCausland	5,000
320,000

(2)
Outstanding shares represent the 10,104,145 shares of the Company common stock outstanding on March 31, 2011, plus an aggregate of 320,000 exercisable shares, as noted above, for a total of 10,424,145 shares outstanding.

(3)
Includes 90,300 shares held by Mr. Anderegg as custodian for his children, 84,902 shares held in the estate of his deceased spouse, of which Mr. Anderegg is executor and 8,400 shares held by his current spouse, as to all of which he disclaims beneficial ownership.

(4)	Includes 2,000 shares held by Mr. Regan’s spouse, as to which he disclaims beneficial ownership.

(5)	Includes 11,655 shares held in a pension plan over which Dr. Aguilar has sole voting and investment power.

Stock Ownership of Principal Shareholders

The following sets forth certain information concerning the principal shareholders known to us who may be considered beneficial owners of more than 5% of the outstanding shares of the Company common stock as of December 31, 2010.

Name of Address of Principal Shareholders	Number of Shares Owned		Percent of Class(1)
Heartland Advisors, Inc.	1,412,419	(2)	14.1%
789 North Water Street
Milwaukee, WI 53202

Rutabaga Capital Management LLC/MA	811,209	(3)	8.1%
64 Broad Street, 3rd Floor
Boston, MA 02109

(1)	Outstanding shares represent the 10,040,029 shares of the Company common stock outstanding on December 31, 2010.

(2)
Based on Schedule 13G/A dated February 10, 2011 filed with the SEC by Heartland Advisors, Inc. based on common stock held on December 31, 2010. (1,352,225 shared voting power; 1,412,419 shared dispositive power)

(3)
Based on Schedule 13G/A dated February 3, 2011 filed by Rutabaga Capital Management LLC/MA based on common stock held on December 31, 2010. (687,209 sole voting power; 124,000 shared voting power; 811,209 sole dispositive power)

Equity Compensation Plans

The Company has four shareholder approved equity incentive plans, which are administered by the Compensation Committee of the Board. The Company also maintains a shareholder approved employee stock purchase plan.  These plans are more fully described in footnote 12 to our financial statements which are included in our Form 10-K.

The following table summarizes, as of December 31, 2010, the number of shares of the Company’s common stock to be issued upon exercise of options issued under our equity compensation plans and the number of shares of common stock remaining available for future issuance under these plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1993 Equity Incentive Plan	9,500	$18.16	-
1995 Stock Option Plan for Non-Employee Directors	10,000	$13.90	-
2000 Incentive Plan	412,990	$9.65	-
2003 Incentive Plan	40,000	$13.36	309,124
Total equity compensation plans approved by security holders	472,490	$10.23	309,124

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Transactions with Related Persons

The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than our best interests and our shareholders. Therefore, all related party transactions are subject to review and approval or ratification by the Audit Committee. The Chief Financial Officer reports to the Audit Committee all related party transactions in accordance with the Company’s pre-filing disclosure procedures and Audit Committee required review of such filings.

If a related party transaction were identified it would be assessed by the Company's inside counsel, the Company's outside counsel, the Company's internal auditor, and the Audit Committee. An opinion would then be provided. The Company assesses each matter on a case by case basis and applies standards and criteria which are appropriate based on the type of transaction and any possible conflict that may be raised. The Company has a policy, DRC's Standards of Ethics and Conduct, which addresses related party transactions and/or potential conflicts of interest.  This policy applies to the Company's directors, officers, and employees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Except as noted below, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all filing requirements under Section 16(a) were complied with during 2010.

During 2010, Dr. Aguilar, General Babbitt, Lt. General McCausland, Mr. Stavropoulos, Mr. Tennant, and Mr. Thompson each received a grant of restricted stock awards as part of their annual retainers.  The Forms 4 for these non-employee director transactions were filed late due to an untimely transmission of grant information by the Company to Fidelity Brokerage Services, the Company’s plan sponsor.  Also during 2010, Mr. Regan and Mr. Covel each filed one late Form 4 for the sale of stock options exercised during 2010.  The Forms 4 were not filed on a timely basis due to the method the transactions were exercised, which at the time was not supported by Fidelity.  The Company has developed additional controls and procedures to ensure these types of transactions are identified and reported in a timely manner in the future.

ADDITIONAL INFORMATION

Shareholder Proposals for 2012 Annual Meeting of Shareholders

Proposals of shareholders submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for consideration at the 2012 Annual Meeting of Shareholders must be received by the Company no later than December 1, 2011 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

For proposals that shareholders intend to present at the 2012 Annual Meeting of Shareholders that will not be included in the Company’s proxy materials, if the shareholder fails to notify the Company of such intent on or before February 1, 2012, then the proxies that management solicits for the 2012 Annual Meeting will include discretionary authority to vote on the shareholder’s proposal, if it is properly presented at the meeting.

Delivery of Documents to Shareholders Sharing an Address

For shareholders that are beneficial owners, but not record holders, of the Company’s common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2010 Annual Report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2010 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to Treasurer’s Office, Dynamics Research Corporation, Two Tech Drive, Andover, MA 01810, or calling (800) 522-4321. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

Other Matters

The Board does not know of any business that will be presented to the Annual Meeting other than that referred to in the accompanying notice. If other business properly comes before the Annual Meeting, it is intended that the proxies will be voted in the discretion of the persons voting the proxies unless specific instructions to the contrary are given.

ANNUAL MEETING OF SHAREHOLDERS OF

DYNAMICS RESEARCH CORPORATION

June 1, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=01880

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

20230400000000000000 2 060111

The Board of Directors recommends a vote FOR the following proposal:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class III Directors as listed below:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ James P. Regan
○ Richard G. Tennant

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Advisory Vote on Executive Compensation.	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
3. Advisory Vote on Frequency of Advisory Vote on Executive Compensation.	☐	☐	☐	☐

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. EVERY PROPERLY SIGNED PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, OR IF NO DIRECTION IS GIVEN, PROXIES WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

DYNAMICS RESEARCH CORPORATION

PROXY

Annual Meeting of Shareholders - June 1, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Pisey Sar and Richard A. Covel and each of them as proxies, with full power of substitution and re-substitution to each and hereby authorizes them to represent and to vote as designated on the reverse side, at the Annual Meeting of Shareholders of Dynamics Research Corporation (the "Company") on June 1, 2011 at 2:00 P.M., Boston time, and at any adjournments thereof, all of the shares of the Company held of record by the undersigned on April 8, 2011 which the undersigned would be entitled to vote if personally present.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

DYNAMICS RESEARCH CORPORATION

June 1, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=01880

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230400000000000000 2 060111

The Board of Directors recommends a vote FOR the following proposals:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Class III Directors as listed below:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ James P. Regan
○ Richard G. Tennant

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Advisory Vote on Executive Compensation.	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
3. Advisory Vote on Frequency of Advisory Vote on Executive Compensation.	☐	☐	☐	☐

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. EVERY PROPERLY SIGNED PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, OR IF NO DIRECTION IS GIVEN, PROXIES WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.